Mueller Industries, Inc. Reports Second Quarter 2020 Earnings

COLLIERVILLE, Tenn., July 21, 2020 -- Mueller Industries, Inc. (NYSE: MLI) announced second quarter operating income of $52.3 million, compared with $51.5 million for the prior year period.
Net income for the second quarter was $28.0 million, or 50 cents per diluted share, the same as reported for 2019. Net sales were $500.2 million, compared with $666.4 million in the second quarter of 2019.

Second Quarter Financial and Operating Highlights:
•On average, COMEX copper traded 13 percent lower during the quarter versus the same period of 2019.
•Approximately $29.0 million of the quarter-over-quarter decline in sales was due to lower copper prices, with the balance attributable to lower volumes, which stemmed in large part from the COVID-19 shutdowns.
•Mark-to-market recovery on open hedge positions improved earnings by $3.3 million.
•We recorded an $8.6 million loss on our investment in Tecumseh Products Company, compared to the $5.3 million loss recorded during the prior year period. Included in the $8.6 million loss was $1.7 million of pre-tax restructuring charges and $3.0 million in foreign currency losses. Our restructuring efforts will continue.
•The effective tax rate for the quarter was 26 percent, compared with 23 percent in the prior year period.
•During the quarter, we generated $114.7 million in cash from operations and repaid $145.0 million on our revolving credit facility.
•Cash on hand was $123.6 million at quarter-end, with only $35.0 million drawn on our revolving credit facility.

Regarding the state of the Company and outlook, Greg Christopher, Mueller CEO said:
“Our proactive response to the COVID-19 pandemic, combined with timely cost controls, was critical to our continued profitability, notwithstanding volume declines. We anticipate that our businesses will strengthen as global economies continue to reopen. Given our low cost platform, we believe we are well positioned to remain solidly profitable, even at reduced demand levels.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Collierville, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, the Middle East, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT Jeffrey A. Martin  (901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Six Months Ended
(In thousands, except per share data)	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Net sales	$500,168	$666,394	$1,103,087	$1,278,175

Cost of goods sold	403,159	563,948	911,874	1,075,341
Depreciation and amortization	11,097	10,478	22,136	21,033
Selling, general, and administrative expense	33,616	40,446	76,368	81,099
Asset impairments	—	—	3,035	—
Litigation settlement, net	—	—	(21,933)	—

Operating income	52,296	51,522	111,607	100,702

Interest expense	(4,973)	(7,033)	(10,352)	(13,987)
Other income, net	2,834	462	3,112	290

Income before income taxes	50,157	44,951	104,367	87,005

Income tax expense	(13,029)	(10,432)	(27,173)	(19,978)
Loss from unconsolidated affiliates, net of foreign tax	(8,641)	(5,843)	(14,756)	(21,212)

Consolidated net income	28,487	28,676	62,438	45,815

Net income attributable to noncontrolling interests	(531)	(690)	(2,067)	(2,106)

Net income attributable to Mueller Industries, Inc.	$27,956	$27,986	$60,371	$43,709

Weighted average shares for basic earnings per share	55,723	55,753	55,799	55,741
Effect of dilutive stock-based awards	471	561	527	543

Adjusted weighted average shares for diluted earnings per share	56,194	56,314	56,326	56,284

Basic earnings per share	$0.50	$0.50	$1.08	$0.78

Diluted earnings per share	$0.50	$0.50	$1.07	$0.78

Dividends per share	$0.10	$0.10	$0.20	$0.20

Summary Segment Data:

Net sales:
Piping Systems Segment	$334,040	$425,865	$719,053	$802,357
Industrial Metals Segment	88,619	147,719	219,821	298,594
Climate Segment	86,107	96,081	179,379	185,915
Elimination of intersegment sales	(8,598)	(3,271)	(15,166)	(8,691)

Net sales	$500,168	$666,394	$1,103,087	$1,278,175

Operating income:
Piping Systems Segment	$41,074	$35,896	$77,750	$64,145
Industrial Metals Segment	8,873	14,911	20,055	34,098
Climate Segment	12,353	13,035	25,367	25,421
Unallocated expenses	(10,004)	(12,320)	(11,565)	(22,962)

Operating income	$52,296	$51,522	$111,607	$100,702

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	June 27, 2020	December 28, 2019
ASSETS
Cash and cash equivalents	$123,610	$97,944
Accounts receivable, net	273,710	269,943
Inventories	244,414	292,107
Other current assets	28,957	33,778

Total current assets	670,691	693,772

Property, plant, and equipment, net	362,785	363,128
Operating lease right-of-use assets	17,172	26,922
Other assets	272,742	287,118

	$1,323,390	$1,370,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$6,543	$7,530
Accounts payable	93,579	85,644
Current portion of operating lease liabilities	4,623	5,250
Other current liabilities	124,519	135,863

Total current liabilities	229,264	234,287

Long-term debt	323,114	378,724
Pension and postretirement liabilities	17,998	22,208
Environmental reserves	19,776	19,972
Deferred income taxes	19,635	21,094
Noncurrent operating lease liabilities	13,009	22,388
Other noncurrent liabilities	10,390	10,131

Total liabilities	633,186	708,804

Total Mueller Industries, Inc. stockholders’ equity	670,681	643,468
Noncontrolling interests	19,523	18,668

Total equity	690,204	662,136

	$1,323,390	$1,370,940

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
(In thousands)	June 27, 2020	June 29, 2019

Cash flows from operating activities
Consolidated net income	$62,438	$45,815
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	22,296	21,192
Stock-based compensation expense	4,198	4,302
Provision for doubtful accounts receivable	1,850	(100)
Loss from unconsolidated affiliates	14,756	21,212
Gain on disposals of properties	(9)	(37)
Impairment charges	3,035	—
Deferred income tax expense (benefit)	764	(67)
Changes in assets and liabilities, net of effects of business acquired:
Receivables	(11,212)	(42,045)
Inventories	43,263	30,080
Other assets	3,967	(4,617)
Current liabilities	(277)	(9,735)
Other liabilities	(5,369)	(1,485)
Other, net	3,082	(532)

Net cash provided by operating activities	142,782	63,983

Cash flows from investing activities
Capital expenditures	(22,215)	(13,034)
Acquisition of business, net of cash acquired	(15,415)	3,465
Investments in unconsolidated affiliates	—	(10,500)
Proceeds from sales of properties	1	351

Net cash used in investing activities	(37,629)	(19,718)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(11,168)	(11,151)
Repurchase of common stock	(5,574)	(1,763)
Issuance of long-term debt	110,015	100,638
Repayments of long-term debt	(166,021)	(110,914)
Repayment of debt by consolidated joint ventures, net	(471)	(4,132)
Net cash received (used) to settle stock-based awards	696	(127)

Net cash used in financing activities	(72,523)	(27,449)

Effect of exchange rate changes on cash	(6,160)	118

Increase in cash, cash equivalents, and restricted cash	26,470	16,934
Cash, cash equivalents, and restricted cash at the beginning of the period	98,042	77,138

Cash, cash equivalents, and restricted cash at the end of the period	$124,512	$94,072